Exhibit 99

AVON PRODUCTS, INC. WORLD HEADQUARTERS 1345 AVENUE OF THE AMERICAS NEW YORK, NY 10105-0196

news release

CONTACTS:

MEDIA:	INVESTORS:
Jennifer Vargas	Renee Johansen
(212) 282-5404	Anita Bialkowska
(212) 282-5320

Sharon Samuel
(212) 282-5322

AVON ANNOUNCES FINAL INITIATIVES OF THE RESTRUCTURING

PROGRAM UNDER ITS TURNAROUND PLAN

Annualized Savings Now Expected to Reach Approximately

$430 Million Upon Full Implementation

Fourth-Quarter Charge of Approximately $120 Million Includes

Initiatives in International Markets to Restructure Direct Selling Operations

and Realign the Supply Chain

Fourth Quarter also Includes Product Line Simplification (PLS) Charge of Approximately $110 Million

NEW YORK, NEW YORK, January 8, 2008 — Avon Products, Inc. (NYSE:AVP) today announced the final initiatives of the restructuring program under its turnaround plan, begun in late 2005. The company now expects to achieve annualized savings of approximately $430 million once all initiatives are fully implemented by 2011 - 2012, compared to the original objective of $300

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million. These savings are projected to reach $300 million in 2009. The company now anticipates total costs to implement the restructuring initiatives to be approximately $530 million instead of $500 million, of which the company will have recorded approximately $460 million through the fourth quarter of 2007 and the remainder by the end of 2009.

As a result, the company said that it expects to incur a charge of approximately $120 million in the fourth quarter 2007. Included in this charge are: restructuring of some international direct selling operations, most significantly in Germany; realigning supply chain operations in Western Europe and Latin America; outsourcing call centers and transaction processing functions; and several other minor initiatives. Costs associated with previously announced restructuring initiatives are also included in the fourth-quarter charge.

Avon said that as a result of the initiatives announced today approximately 4,000 positions would be impacted globally, with a net reduction totaling approximately 2,400 positions when the initiatives are fully implemented.

Charles Cramb, Avon’s Vice Chairman, Chief Finance and Strategy Officer said, “With today’s announcement we now expect the annualized savings of our restructuring program to be approximately $430 million when fully implemented, $130 million ahead of our initial estimates.”

“Continuing transformation as part of a turnaround mentality is now a ‘way of life’ for Avon as we enter the third year of our turnaround. While we anticipate additional initiatives to further improve organization effectiveness and drive cost savings to fuel growth, they will not be reported as part of our turnaround plan.”

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Incremental PLS Charge

Avon also announced that under its Product Line Simplification (PLS) initiative, it has finalized its analysis to define its optimal product assortment and made decisions on exit strategies for non-optimal products. The company will record a charge of approximately $110 million in the fourth quarter, primarily for inventory write-offs resulting from the exit decisions taken. In addition to the $430 million in savings from the restructuring program, the company continues to expect benefits from PLS to commence in the second half of 2008, and to reach a full annualized run rate in excess of $200 million by the end of 2009. Avon also said it does not anticipate any further PLS inventory charges in the future.

Summary of Latest Restructuring Initiatives

Direct Selling Restructuring. Avon said that the fourth quarter 2007 will include costs to restructure some of its international direct selling businesses, particularly in Continental Europe and most significantly in Germany, over the next two years. The actions are designed to dramatically reduce the company’s cost base and improve productivity. Actions include reducing the overall number of employees, consolidating sales zones, and reducing administrative and other overhead costs. Avon said that it has entered into required formal consultation processes with employee labor representatives.

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Global Supply Chain Realignments. Also included in the fourth quarter 2007 charge are costs to implement realignments of certain manufacturing and distribution operations in Western Europe and Latin America. In addition to costs announced today, Avon anticipates capital investments of approximately $160 million over the next three-to-four years to support these initiatives.

In Western Europe, Avon plans to reconfigure the manufacturing facility in Neufahrn, Germany, leading to reduced positions. Additionally, the company said that it will consolidate some distribution operations in Continental Europe to its distribution center in Alcala de Henares, Spain. In line with this, Avon said that it will phase-out its current distribution branch in Neufahrn by early 2009.

In Latin America, Avon said that it plans to build a state-of-the-art distribution center in Brazil to meet increasing demand in that key growth market. The company said that it is evaluating potential locations for the facility, and expects to announce a decision in the first half of 2008. The new distribution center will feature advanced order-picking technology to improve productivity and order accuracy, along with automated systems that will streamline work flows, resulting in cost efficiencies and improved service to Representatives.

Avon said that it expects the new Brazilian facility to open in 2010. When fully operational, it will employ approximately 1,300 and have capacity to ship 70% of Brazil’s overall unit volume. In line with this, the company said that it plans to phase-out its current distribution site in Sao Paulo, Brazil during 2011. Approximately 1,700 people are currently employed at that facility.

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Also in Latin America, Avon announced plans to close its manufacturing facility in Guatemala in late 2008 and transfer production to its existing plant in Celaya, Mexico. The company said that it will continue to operate its distribution facility in Guatemala.

“With these actions, we continue to evolve our global supply chain footprint to improve Avon’s operating effectiveness and cost structure, and importantly our service to Representatives. These actions further strengthen the foundation for driving Avon’s sustainable, profitable growth,” Mr. Cramb said.

Avon, the company for women, is a leading global beauty company. As the world’s largest direct seller, Avon markets to women in well over 100 countries through over five million independent Avon Sales Representatives. Avon’s product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques, Avon Naturals, Mark, and Avon Wellness. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT

UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

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our ability to implement the key initiatives of and realize the projected benefits from our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification, strategic sourcing initiative, zero overhead growth and cash management, tax, foreign currency hedging and risk management strategies;

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our ability to realize the anticipated benefits (including our projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct selling channel;

•	the inventory obsolescence and other costs associated with our product line simplification program;

•	our ability to achieve growth objectives, particularly in our largest markets and new and emerging markets;

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our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, and our ability to negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•	the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;

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our ability to successfully transition our business in China in connection with the resumption of direct selling in that market, our ability to operate using the direct selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•	the impact of substantial currency fluctuations on the results of our foreign operations;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East;

•	the risk of disruption in Central and Eastern Europe associated with a change to a more rapid selling cycle with more frequent brochures;

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a general economic downturn, information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

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competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

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our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase Representative productivity, to improve Internet-based tools for our Representatives, and to compete with other direct selling organizations to recruit, retain and service Representatives;

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the impact of the seasonal nature of our business, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our access to financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

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Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

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